EXHIBIT 4.1

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER

US $555,000 - Principal	Issuance Date: January 27, 2020
US $499,500 - Purchase Price

Gridiron BioNutrients, Inc.

10% ORIGINAL ISSUE DISCOUNT

10% CONVERTIBLE REDEEMABLE SENIOR SECURED NOTE

DUE July 27, 2020

FOR VALUE RECEIVED, Gridiron BioNutrients, Inc., (the “Company”) promises to pay to the order of CAVALRY FUND I LP and its authorized successors and permitted assigns, defined below, (the “Holder”), the principal face amount of Five Hundred and Fifty-five Thousand Dollars (U.S. $555,000.00) or such greater sum as is due under this Note on July 27, 2020 (“Maturity Date”) and to pay interest on the principal amount outstanding hereunder at the rate of 10% per annum commencing on the Issuance Date. The interest will be paid to the Holder in whose name this 10% Original Issue Discount 10% Convertible Redeemable Secured Note (the “Note”) is registered on the records of the Company. The principal of, and interest on, this Note are payable at 61 Kinderkamack Rd, Woodcliff Lake, NJ 07677, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay interest and the outstanding principal due upon this Note on or before the Maturity Date, by wire transfer in accordance with written instructions provided by the Holder. Interest shall be payable in Common Stock (as defined below) pursuant to Section 4(b) herein, unless the Holder will not receive free trading shares in which case the Holder shall have the option to receive interest in cash or Common Stock.

This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that the Holder shall pay any tax or other governmental charges payable in connection therewith. To the extent that the Holder subsequently transfers, assigns, sells or exchanges any of the multiple lesser denomination notes, the Holder acknowledges that it will provide the Company with an opinion of counsel that the transfer is exempt from registration under the Act, as defined.

2. Reserved.

1

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prequalified prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by email) of such Notice of Conversion shall be the Conversion Date. All Notices of Conversion will be accompanied by an opinion of counsel that the shares of Common Stock, as defined, may be issued in compliance with or pursuant to an exemption from the registration provisions of the Act.

4. The Holder of this Note is entitled, at its option, at any time, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) at a price (“Conversion Price”) for each share of Common Stock equal to the lower of $0.05 a shares or 35% discount to the lowest closing price of the Common Stock as reported by the OTCQB or the Pink Open Market (or any other market operated by OTC Markets, Inc.), or any successor service on which the Company’s Common Stock is traded for the 10 prior trading days including the day upon which a Notice of Conversion is received by the Company or its transfer agent (provided such Notice of Conversion is delivered by email to the Company or its transfer agent after 4 P.M. Eastern Standard or Daylight Savings Time, as applicable, if the Holder wishes to include the same day closing price) provided, however, that if the Common Stock did not trade during the 10 day period the last closing price shall be deemed to be the lowest closing price. If the shares have not been delivered within 2 business days the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 2 business days of receipt by the Company of the Notice of Conversion. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. In the interim, the Company shall honor any conversion using a Conversion Price equal to par value if no stockholder approval is obtained within 90 days of the Notice of Conversion. If stockholder approval is not obtained within the 10 day period, it shall be an Event of Default. The Company agrees to honor all conversions submitted pending this increase. From the date hereof until such time as the Note remains unpaid, in the event the Company issues or sells any Common Stock or Common Stock Equivalents if the Holder reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to such investors than are the terms and conditions granted to the Holder hereunder, upon notice to the Company by such Holder within five trading days after disclosure of such issuance or sale, the Company shall amend the terms of this transaction as to such Holder only so as to give such Holder the benefit of such more favorable terms or conditions.

(a) Interest on any unpaid principal balance of this Note shall be paid at the rate of 10% per annum. Interest shall be paid by the Company in Common Stock (“Interest Shares”). Holder may, at any time after the date of this Note by the Holder, send in a Notice of Conversion to the Company for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(b) The Note may be prepaid with the following penalties:

Time Period	Payment Premium
More than 30 days after Note issuance	115% of the sum of principal plus accrued interest
Default after Note issuance	140% of the sum of principal plus accrued interest

Such prepayment must be closed and funded within 3 days of giving notice of prepayment or the right to prepayment shall be null and void.

2

(c) Without giving the Holder at least 10 days written notice, the Company shall not (i) engage in a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization (excluding an increase in authorized capital) or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company (including any subsidiary) with or into another person or entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company (each of items (i), (ii) and (iii) being referred to as a (“Sale Event”). Upon the closing of a Sale Event, the Company shall, upon request of the Holder, pay this Note in cash for 125% of the principal amount, plus accrued but unpaid interest through the date of payment, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the lower of (x) the Conversion Price or (y) the price per share equal to 65% of the offering price or conversion or exercise price, as applicable, of equity or other securities of the Company in the offering held in connection with such transaction.

(d) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not paid or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

(e) Any conversion of this Note shall be subject to a Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder unless increased to 9.9% as provided below. The Holder, upon not less than 61 days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 4(f) solely with respect to the Holder’s Note, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 4(f) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Holder may also decrease the Beneficial Ownership Limitation provisions of this Section 4(f) solely with respect to the Holder’s Note at any time, which decrease shall be effectively immediately upon delivery of notice to the Company. The Beneficial Ownership Limitation provisions of this Section 4(f) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct any provision which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 4(f) shall apply to a successor Holder of this Note.

5. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

3

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described “Events of Default” or any other Event of Default referred to in this Note shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable, provided, however, the issuance of an audit opinion which contains a “going concern” qualification shall not be deemed to mean that the Company is insolvent; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the in-stance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of ten (10) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) Defaulted on or breached any term of any other note of similar debt instru-ment into which the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock no longer quoted on a market operated by OTC Markets, Inc. or any successor , if the Common Stock is suspended by the Securities and Exchange Commission (“SEC”), the Company is no longer obligated to file reports on Forms 8-K, 10-K and 10-Q with the SEC, or the Company fails to file a Form 10-Q or 10-K with the SEC within the time permitted by law;

4

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board;

(k) If the six month holding period contained in Rule 144 under the Act has been met, the Company shall deliver to the Holder the Common Stock pursuant to Section 4 herein without restrictive legend within two Trading Days of its receipt of a Notice of Conversion; provided, however, any opinion may include a “sell by” clause in accordance with Rule 144(i) issued under the Act (or any successor rule). The Company shall cause its transfer agent to accept any opinions of the Holder’s counsel with respect to Rule 144 or other exemption under the Act;

(l) The Company shall not replenish the reserve set forth in Section 12, within 3 business days of the request of the Holder.

Then, or at any time thereafter, unless cured within 5 days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of 18% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. In case of a breach of Section 8(i), the outstanding principal due under this Note shall increase by 50%. Further, if a breach of Section 8(i) occurs or is continuing after the 90 day anniversary of the Note, then the Holder shall be entitled to use the lower of (i) the Conversion Price in Section 4(a) or (ii) lowest closing bid price during the delinquency period as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert future conversions at $0.005 per share.

8A. Make-Whole for Failure to Deliver Loss. At the Holder’s election, if the Company fails for any reason to deliver to the Holder the conversion shares by third business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs damages from such delay, then at any time the Holder may provide the Company written notice that is has been damaged, and the Company must make the Holder whole as follows:

The highest VWAP for the 30 trading days on or after the day of exercise times the number of conversion shares. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if prices for the Common Stock are then reported on the OTC Pink Open Market maintained by the OTC Markets Group, Inc. (or any successors to any of the foregoing), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (c) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors of the Company acting in good faith.

The Company must pay the Holder such sum by the third business day from the time of the Holder’s written notice to the Company.

5

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company represents that it is not a “shell” issuer and that if it previously has been a “shell” issuer that at least 12 months have passed since the Company has reported Form 10 type information indicating it is no longer a “shell issuer”.

12. Within 90 days of the date of this Note or such earlier time as the Company (i) has a stockholders meeting or (ii) takes action by the consent of its stockholders, the Company shall either (x) effect a reverse stock split or (y) increase its authorized common stock and promptly thereafter (and subject to approval of the Financial Industry Regulatory Authority) increase the Share Reserve to six times the amount of shares of Common Stock issuable upon conversion of the Note in full. Upon full conversion of this Note, any shares remaining in the Share Reserve shall be cancelled. The Company will instruct its transfer agent to provide the outstanding share information to the Holder in connection with its conversions. The Company shall pay all transfer agent costs associated with issuing and delivering the share certificates to Holder. If such amounts are to be paid by the Holder, it may deduct such amounts from the Conversion Price.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

15. This Note also creates a first lien on and grants a security interest in all of the Company’s Accounts, Goods, Inventory, Equipment, Investment Property, General Intangibles, Instruments, Documents, and all other assets and personal property of the Company, wherever located, together with all the proceeds now or hereafter arising in connection therewith (the “Collateral”). This Note shall also constitute a security agreement under the New York Uniform Commercial Code or other law applicable to the creation of liens on personal property. Capitalized terms used in this Section 16 shall have the meanings that are given to them under the New York Uniform Commercial Code. The Company acknowledges and agrees that the Holder shall have the right to file a UCC-1 financing statement and any renewals and continuations thereof or other documents as the Holder may reasonably require with respect to this security interest. If a default occurs under this Note, the Holder shall have all rights and remedies of a secured party under the New York Uniform Commercial Code.

16. This Note shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to the exclusive jurisdiction of the courts in New York County, New York.

6

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Gridiron BioNutrients, Inc.

By:	/s/ Timothy S Orr
Timothy Orr - President

7

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $_________ of the above Note into ___________ Shares of Common Stock of Gridiron BioNutrients, Inc. (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ______________________________________________________________ Applicable

Conversion Price: ________________________________________________________________

Signature: ______________________________________________________________________

                                                                  [Print Name of Holder and Title of Signer]

Address: _______________________________________________________________________

                 _______________________________________________________________________

SSN or EIN: _________________________________

Shares are to be registered in the following name: _____________________________

Name: _____________________________________________________________

Address: ___________________________________________________________ Tel:

___________________________________________________________________

Fax: ________________________________________________________________

SSN or EIN: ___________________________________________________________

Shares are to be sent or delivered to the following account:

Account Name:  _____________________________________________________

Address:  __________________________________________________________

8